EXHIBIT 99.1

      Jacuzzi Brands Announces Third Quarter Financial Results;
                  Company Updates Guidance for 2003

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Aug. 13, 2003--Jacuzzi Brands, Inc. (NYSE:JJZ)

    Fiscal 2003 Q3 vs. Fiscal 2002 Q3

    --  Total sales rise 8.8% to $315.5 million.

    --  Sales increases reported at each business segment, led by Bath
        Products.

    -- Income from continuing operations increases 21.3% to $5.7 million, or $0.08 per share.

    Jacuzzi Brands, Inc. (NYSE:JJZ) today announced financial results for the three and nine months ended June 30, 2003 (see attached tables).

    CONSOLIDATED RESULTS -- THIRD QUARTER

    Net sales for the third quarter of fiscal 2003 rose 8.8% to $315.5 million from $289.9 million in the same period last year. Increased net sales were due to higher sales at each of the Company's three operating segments, with the Bath Products segment demonstrating the most significant quarterly increase.
    Third quarter operating income declined to $24.2 million from $28.1 million in the same period last year. Operating income in the third quarter of fiscal 2003 and 2002 included restructuring and severance charges of $5.2 million and $6.4 million, respectively. The decrease in operating income was due primarily to costs incurred at the Bath Products segment, which are more fully described in the segment information below.
    Income from continuing operations in the third quarter of fiscal 2003 rose 21.3% to $5.7 million, or $0.08 per diluted share, from $4.7 million, or $0.06 per diluted share, in the same period last year. Interest expense of $14.3 million was $3.0 million less than last year's third quarter due to lower overall debt levels.
    Net income for the third quarter of fiscal 2003 was $5.3 million, or $0.07 per diluted share, versus net income of $22.0 million, or $0.30 per diluted share, for the same period last year. Net income for the fiscal 2003 third quarter included a loss from discontinued operations of $0.4 million, or $0.01 per diluted share, while net income for the third quarter of fiscal 2002 included income from discontinued operations of $17.3 million, or $0.24 per diluted share.



BATH PRODUCTS

                             3 Months Ended        9 Months Ended
                             --------------        --------------
                           6/30/03    6/30/02    6/30/03    6/30/02
                           -------    -------    -------    -------
Sales                      $ 217.2    $ 196.5    $ 584.5    $ 518.0
Operating Income           $   9.5    $  13.5(1) $  17.2    $  20.4(1)
Capital Expenditures       $   4.5    $   2.6    $   8.6    $   9.4
Depreciation &
 Amortization              $   3.4    $   3.4    $  10.2    $  10.4

(1) Includes restructuring and severance charges of $2.4 million.


    Higher sales were primarily the result of increased sales in the UK bath products and domestic spas and the introduction of the Jacuzzi(R) whirlpool bath lines into Lowe's home centers and the Eljer(R) sink lines into Home Depot. The roll-out of the Jacuzzi(R) whirlpool bath lines into Lowe's home centers was approximately 70% complete by the end of the third quarter and is expected to be completed by the end of the fiscal year. These increases offset some weakness in the domestic wholesale sales channel caused by an unusually wet spring season. Sales also benefited by $8.6 million from firming of the British pound and the Euro against the U.S. dollar.
    Operating income of $13.5 million for the third quarter of 2002 included $2.4 million of restructuring and severance charges. Higher sales volume in the third quarter of 2003 was offset by a decrease in overall margins caused by the decrease in domestic wholesale sales noted above, higher insurance costs, increased marketing expenses and costs related to the Lowe's roll-out. The higher insurance costs are primarily due to an increase in workers' compensation costs in our southern California manufacturing facilities. Favorable exchange rates improved earnings by $1.5 million for the third quarter of 2003.



PLUMBING PRODUCTS

                             3 Months Ended        9 Months Ended
                             --------------        --------------
                           6/30/03    6/30/02    6/30/03    6/30/02
                           -------    -------    -------    -------
Sales                      $  73.2    $  69.9    $ 203.1    $ 187.6
Operating Income           $  15.2    $  10.8(2) $  45.8    $  32.3(2)
Capital Expenditures       $   0.7    $   0.6    $   1.1    $   1.5
Depreciation &
 Amortization              $   1.3    $   1.3    $   4.0    $   4.1

(2) Includes restructuring and severance charges of $4.0 million.


    Higher sales were due primarily to the benefits realized from enhanced product offerings and the implementation of programs designed to increase market share, which offset the impact of continued softness in the U.S. commercial and institutional construction market.
    The increase in operating income was the result of higher sales and the fact that the third quarter of 2002 included $4.0 million in restructuring and severance charges.



REXAIR

                             3 Months Ended        9 Months Ended
                             --------------        --------------
                           6/30/03    6/30/02    6/30/03    6/30/02
                           -------    -------    -------    -------
Sales                      $  25.1    $  23.5    $  77.6    $  76.5
Operating Income           $   7.5    $   7.5    $  20.2    $  22.8
Capital Expenditures       $   0.7    $     -    $   1.7    $   0.2
Depreciation &
 Amortization              $   0.4    $   0.8    $   2.0    $   2.3


    The sales increase was due primarily to more favorable product pricing. For the third quarter of fiscal 2003, unit sales were down both in the domestic (2.3%) and international (2.7%) markets. International sales were impacted by decreased sales in the European market partially offset by increases primarily in the Middle East and Latin America.
    Income as a percentage of total sales decreased in the third quarter of 2003 primarily due to a cutback in expenses related to management incentive programs in the prior year quarter.

    CORPORATE EXPENSES

    Corporate expenses for the third quarter of fiscal 2003 increased to $8.0 million from $3.7 million in the same period last year.
    Included in the 2003 third quarter were restructuring and severance costs of $5.2 million related to continued progress in implementing previously announced initiatives to reduce and consolidate various corporate functions. Excluding these restructuring costs, the decrease in corporate expenses was primarily due to lower spending on professional fees, as well as lower personnel related expenses due to staffing reductions. Offsetting these expense reductions was lower pension income of $1 million in the third quarter and $4 million year-to-date reflecting a reduction in the discount rate and expected return on plan assets used in valuing the plans this year.

    CONSOLIDATED RESULTS -- YEAR-TO-DATE

    Net sales for the nine months ended June 30, 2003 increased 10.6% to $865.2 million from $782.1 million. Operating income for the 2003 year-to-date period remained stable at $69.3 million from $69.7 million for the same period last year. Operating income for the 2003 and 2002 year-to-date periods also included restructuring and severance charges of $8.3 million and $6.4 million, respectively. Net sales and operating income for the 2003 nine-month period included $8.6 million of revenue from a technology license sale.
    Income from continuing operations for the first nine months of fiscal 2003 increased to $26.0 million, or $0.35 per diluted share, from $1.8 million, or $0.02 per diluted share, for the same period one year ago. Year-to-date interest expense of $46.9 million was favorable to last year by $12.8 million due to reduced overall average debt.
    The net loss for the 2003 nine-month period was $14.3 million, or $0.19 per diluted share, versus net income of $18.0 million, or $0.24 per diluted share, for the same period last year.
    The net loss for the 2003 nine-month period included a loss from discontinued operations of $40.3 million, or $0.54 per diluted share, while net income for the corresponding period in 2002 included income from discontinued operations of $16.2 million, or $0.22 per diluted share.

    UPDATE ON DISCUSSIONS WITH SEC

    As previously disclosed, and as a result of a review by the SEC's Division of Corporation Finance, the Company has been engaged in discussions with the Staff of the Securities and Exchange Commission
(SEC) regarding the Company's accounting for the intangible asset associated with the Rexair distribution network. The asset has a current carrying value of $64.0 million. The Company believes that the distribution network represents an indefinite-lived intangible asset based on the provisions of SFAS No. 142 and has, therefore, not recorded amortization expense associated with the asset. The SEC has challenged the Company's position and has suggested that the asset should be accounted for as having a finite life. The SEC has also challenged the independent valuation used to assign value to the asset (which could result in a lower carrying value), and the Company's accounting treatment of approximately $17 million of transaction costs that were deferred in connection with the March 2000 sale of its interest in Rexair to Strategic Industries and charged to operations upon the reacquisition of Rexair in August 2001. The SEC has indicated that these costs should have been accounted for as a component of the cost of reacquiring Rexair. Management believes that it has a reasonable basis and adequate support for the accounting it has employed for these matters.
    If it is determined that the $17 million of transaction costs should be part of the reacquisition price of Rexair, the prior period financial statements beginning fiscal 2001 would require restatement. The restatement would reduce the reported loss from continuing operations from $183 million to $166 million and increase the intangible assets from $72 million to $89 million for fiscal 2001.
    If it is determined that the distribution network is a finite-lived intangible asset, it would be amortized over the period of expected benefit. Assuming the current $64 million carrying value is amortized on a straight line basis over a life of 40 years, the Company would record annual amortization expense of $1.6 million or $0.02 per share. Additionally, if the carrying value were to be increased by the $17 million of transaction costs, the Company would report an additional annual amortization expense of $0.4 million or $0.01 per share. If the Company is required to amortize the asset over a shorter life, the resulting amortization expense would be greater.
    Due to the number of variables involved, the ultimate amount of amortization expense, if any, cannot be determined and could vary materially from the above amounts. The resulting change in life and carrying value could also potentially result in a restatement of the Company's prior period financial statements.
    Management intends to continue discussions with the SEC and the ultimate outcome of these matters cannot be determined at this point in time.

    REFINANCING COMPLETED

    On July 15, 2003, the Company completed a comprehensive refinancing of its corporate debt by closing on the issuance of $380 million in aggregate principal amount of 9.625% Senior Secured Notes (the "Notes"), as well as a new five-year $200 million asset-based revolving credit facility and a five-year $65 million term loan (collectively the "Bank Facilities"). The net proceeds from the Notes, together with the initial borrowings under the Bank Facilities were used to repay the outstanding debt under the Company's Restructured Facilities and fund the redemption of its 7.125% Senior Notes, 7.25% Senior Notes, and 11.25% Senior Notes.
    Interest expense declined in the third quarter and year-to-date periods due to a lower debt balance resulting from payments made to satisfy the permanent debt reductions of the Restructured Facilities. The Company expects to benefit from lower interest expense in the fiscal fourth quarter and beyond as a result of this recently completed refinancing.
    As a result of the refinancing, the Company will record in other income (expense) a $19.3 million charge in the fourth quarter to expense the bond redemption premiums and to write off the deferred financing fees related to the refinanced debt.

    OUTLOOK

    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, Inc., stated, "We are pleased with our performance despite economic weakness in a number of our markets. We are continuing to take proactive steps to improve operating and cost structures. In particular, the Company is reviewing its Eljer(R) product line with a view to making significant changes to improve the product mix and restore profitability. Although weather, higher insurance costs and the investments we are making in the Lowe's roll-out impacted the Bath segment's performance in the quarter, we remain confident of its future. The steps taken by the management at our Plumbing segment have allowed Zurn to report favorable comparisons although commercial construction remains sluggish. Rexair continues as expected with excellent cash generation. We are particularly pleased to have completed a refinancing of the Company in July, and look forward to the benefits of our fortified capital structure."
    Clarke continued, "Based on the nine months results, current trends of July and early August and the impact of the $19.3 million refinancing charge ($11.8 million after tax or $0.16 per share), the Company now expects full year sales of approximately $1.18 billion and earnings per share from continuing operations of approximately $0.28 per share. Excluding the $0.16 per share refinancing charge, the $0.44 per share performance from continuing operations is $0.02 per share less than previous guidance. The previous guidance of $0.46 per share did not include the refinancing charge."

    CONFERENCE CALL

    The Company will host a conference call on August 13, 2003 at 11:00 a.m. (Eastern Daylight Time) to review the operating results. A replay of the call will be available through September 12, 2003 by calling (402) 220-3015. The call will be webcast by CCBN. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com, and institutional investors can access the call via CCBN's password protected event management site, Street Events, at www.streetevents.com, through September 12, 2003.

    ABOUT JACUZZI BRANDS, INC.

    Jacuzzi Brands, Inc. is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ELJER(R), ZURN(R), SANITAN(R), ASTRACAST(R) and RAINBOW(R). Learn more at www.jacuzzibrands.com.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, could cause our actual results during the remainder of 2003 and in future years to differ materially from those expressed in this press release.



                         Jacuzzi Brands, Inc.
            Condensed Consolidated Statement of Operations
                  (in millions except per share data)
                              (unaudited)

                               3 Months Ended        9 Months Ended
                               --------------        --------------
                             6/30/03    6/30/02    6/30/03    6/30/02
                             -------    -------    -------    -------

Net Sales                   $  315.5   $  289.9   $  865.2   $  782.1
Operating costs and
 expenses:
  Cost of products sold        221.4      194.6      599.2      535.3
  Selling, general and
   administrative expenses      64.7       60.8      188.4      170.7
  Restructuring and
   severance charges             5.2        6.4        8.3        6.4
                            ---------  ---------  ---------  ---------

Operating income                24.2       28.1       69.3       69.7

Interest expense               (14.3)     (17.3)     (46.9)     (59.7)
Interest income                  0.4        0.6        1.3        3.3
Other expense, net              (1.0)      (2.4)      (3.5)      (7.2)
                            ---------  ---------  ---------  ---------

Income before income taxes
 and discontinued operations     9.3        9.0       20.2        6.1

(Provision) benefit for
 income taxes                   (3.6)      (4.3)       5.8       (4.3)
                            ---------  ---------  ---------  ---------

  Income from continuing
   operations                    5.7        4.7       26.0        1.8
                            ---------  ---------  ---------  ---------

Discontinued operations:
  (Loss) income from
   operations (net of tax
   benefit (provision) of
   $0.2, $(0.7), $0.2 and
   $(0.7), respectively)        (0.4)       2.3       (0.4)       1.2
  (Loss) gain on disposals
   (net of tax benefit of
   $6.5 for the nine months
   ended June 30, 2003)            -       15.0      (39.9)      15.0
                            ---------  ---------  ---------  ---------
  (Loss) income from
   discontinued operations      (0.4)      17.3      (40.3)      16.2
                            ---------  ---------  ---------  ---------

        Net income (loss)   $    5.3   $   22.0   $  (14.3)  $   18.0
                            =========  =========  =========  =========

Earnings per share
 information:

Basic income (loss) per
 share:
  Continuing operations     $   0.08   $   0.06   $   0.35   $   0.02
  Discontinued operations      (0.01)      0.24      (0.54)      0.22
                            ---------  ---------  ---------  ---------
                            $   0.07   $   0.30   $  (0.19)  $   0.24
                            =========  =========  =========  =========

Diluted income (loss) per
 share:
  Continuing operations     $   0.08   $   0.06   $   0.35   $   0.02
  Discontinued operations      (0.01)      0.24      (0.54)      0.22
                            ---------  ---------  ---------  ---------
                            $   0.07   $   0.30   $  (0.19)  $   0.24
                            =========  =========  =========  =========




                         Jacuzzi Brands, Inc.
                        Condensed Balance Sheet
                             (in millions)

                                           June 30,      September 30,
                                             2003            2002
                                         -------------   -------------
                                          (unaudited)
            ASSETS
Current assets:
  Cash and cash equivalents              $       21.4    $       32.1
  Restricted cash collateral accounts            41.5           142.9
  Trade receivables, net                        233.9           209.8
  Inventories                                   172.3           163.7
  Deferred income taxes                          32.1            31.0
  Assets held for sale                           11.8           237.8
  Income taxes receivable                           -            37.5
  Other current assets                           40.6            24.0
                                         -------------   -------------

        Total current assets                    553.6           878.8

Restricted cash collateral accounts                 -            15.4
Property, plant and equipment, net              129.2           130.0
Pension assets                                  145.7           136.0
Insurance for asbestos claims                   145.0           145.0
Other assets                                     34.1            34.7
Goodwill, net                                   231.9           229.6
Other intangible assets, net                     73.5            73.6
                                         -------------   -------------
                                         $    1,313.0    $    1,643.1
                                         =============   =============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                          $       21.7    $       15.3
  Current maturities of long-term debt           72.8           275.9
  Trade accounts payable                        103.3            94.7
  Income taxes payable                           12.7               -
  Liabilities associated with assets held
   for sale                                       5.9            78.6
  Accrued expenses and other current
   liabilities                                  122.0           128.1
                                         -------------   -------------

        Total current liabilities               338.4           592.6

Long-term debt                                  441.4           516.9
Deferred income taxes                            10.7            17.4
Asbestos claims                                 145.0           145.0
Other liabilities                               128.4           133.5
                                         -------------   -------------

     Total liabilities                        1,063.9         1,405.4
Commitments and contingencies                   249.1           237.7
                                         -------------   -------------
Stockholders' equity                     $    1,313.0    $    1,643.1
                                         =============   =============


    CONTACT: Jacuzzi Brands, Inc., West Palm Beach
             Diana Burton, 561-514-3850
                 or
             Investor Relations Firm:
             The Equity Group Inc., New York
             Devin Sullivan, 212-836-9608